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                                                                    EXHIBIT 5(a)
[ALLETE LOGO]

PHILIP R. HALVERSON
Vice President,
General Counsel and Secretary









                                  May 14, 2003


ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802-2093

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by ALLETE, Inc. (the "Company"), on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 500,000 shares of the Company's common stock, without par value ("Common Stock"), and the Preferred Share Purchase Rights attached thereto ("Rights") (the Common Stock and the Rights herein collectively referred to as the "Shares"), in connection with the ALLETE and Affiliated Companies Employee Stock Purchase Plan ("Plan").

         In connection therewith, I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

         Based upon the foregoing, I am of the opinion that:

         1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

         2. When the authorized but unissued Common Stock is issued and delivered as contemplated by and for the consideration stated in the Registration Statement, such Common Stock will be validly issued, fully paid and non-assessable and the Rights will be validly issued and binding obligations.

         The opinion set forth above with respect to the Rights is limited to the valid issuance of the Rights under the corporation laws of the State of Minnesota. In this connection, I have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement, dated as of July 24, 1996 ("Rights Agreement"), between the Company and the Corporate Secretary of the Company, as Rights Agent, or the issuance of the Rights or the enforceability of any particular provision of the Rights Agreement.

         For purposes of the opinions set forth above, I have assumed that a Minnesota Public Utilities Commission order authorizing the issuance of the Shares shall have been issued and shall remain in full force and effect at the time the Shares are issued and that the Company complies with the terms of such order.


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ALLETE, Inc.
May 14, 2003
Page 2


         I am a member of the Minnesota Bar and do not hold myself out as an expert on the laws of any other jurisdiction. As to all matters of Minnesota law, Thelen Reid & Priest LLP is hereby authorized to rely upon this opinion to the same extent as if this opinion had been addressed to them.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                  Sincerely,



                                  Philip R. Halverson

                                  Philip R. Halverson








30 West Superior Street / Duluth, Minnesota 55802-2093 / 218-723-3964 / Fax 218-723-3960 / E-mail phalverson@allete.com